EXHIBIT 99.1

NMI Holdings, Inc. Reports Record Fourth Quarter and Full Year 2015 Financial Results,
New Insurance Written Grows 25% Sequentially
EMERYVILLE, CALIF., Feb. 18, 2016 -- NMI Holdings, Inc. (Nasdaq: NMIH) today reported results for the fourth quarter and year ended Dec. 31, 2015. In the fourth quarter, monthly premium new insurance written (NIW) was $2.0 billion, an increase of 28% over the prior quarter. Overall NIW of $4.5 billion increased 25% over $3.6 billion in the prior quarter. For the year, total NIW of $12.4 billion was up 254% from $3.5 billion in 2014.
The company reported a net loss for the fourth quarter of $4.8 million, or $0.08 per share, which includes interest expense of $2.1 million related to the company’s term loan, which was entered into in the fourth quarter of 2015. This compares with a net loss of $4.8 million, or $0.08 per share, in the prior quarter, and a net loss of $10.0 million, or $0.17 per share, in the fourth quarter of 2014. Total net loss for the year ended Dec. 31, 2015 was $27.8 million, or $0.47 per share, which compares with $48.9 million, or $0.84 per share, for the year ended Dec. 31, 2014. In the fourth quarter, total revenue was $18.9 million, which compares with $14.7 million in the prior quarter. For the year, total revenue was $53.6 million, compared with $19.2 million in 2014.
Bradley Shuster, chairman and CEO of National MI, said, “In the fourth quarter we continued our strong growth trajectory, driven by our monthly premium product, which was up 28% over the prior quarter. We also achieved full compliance with the PMIERs requirements as of year-end. For 2016, we are focused on continuing to grow high-quality insurance-in-force, particularly monthly premium product, deploying our capital at attractive mid-teens returns. We expect to achieve GAAP profitability during the second half of 2016 and thereafter to demonstrate growing earnings leverage as we scale into our largely fixed expense base. With our continuing growth, we are evaluating capital alternatives, which include potential reinsurance relationships to help us continue to efficiently manage capital and risk in 2016 and beyond.”

•	Premiums earned for the quarter were $16.9 million, up from $12.8 million in the prior quarter. For the year, premiums earned were $45.5 million, up from $13.4 million in the prior year.

•	Investment income in the fourth quarter was $2.1 million, up from $1.9 million in the prior quarter. Investment income for the year was $7.2 million, up from $5.6 million in 2014.

•
Total underwriting and operating expenses in the fourth quarter were $21.7 million, including share-based compensation expense of $2.3 million. This compares with total underwriting and operating expenses of $19.7 million, including $1.8 million of share-based compensation, in the prior quarter. For the year, total underwriting and operating expenses were $80.6 million, including share-based compensation expense of $8.2 million. This compares with operating expenses of $73.4 million, including share-based compensation expense of $9.2 million, in 2014.

•
As of the end of the fourth quarter, the company had approved master policies in place with 964 customers, up from 906 as of the end of the prior quarter, and up from 735 as of the end of the fourth quarter of 2014. Customers delivering NIW in the quarter grew to a new high of 427, which compares with 391 in the prior quarter and 277 in the same quarter a year ago.

•
As of Dec. 31, 2015, the company had primary insurance-in-force of $14.8 billion, which compares with $10.6 billion at the prior quarter end and $3.4 billion as of Dec. 31, 2014. Pool insurance-in-force as of the end of the fourth quarter was $4.2 billion, which compares with $4.3 billion at the prior quarter-end and $4.7 billion as of Dec. 31, 2014.

•
As of Dec. 31, 2015, cash and investments were $616.6 million, including $100.2 million at the holding company, and book equity was $402.7 million, equal to $6.85 per share. This book value excludes any benefit attributable to the company’s deferred tax asset of approximately $66 million as of Dec. 31, 2015.

EXHIBIT 99.1

•
As of Dec. 31, 2015, the company’s risk-to-available assets ratio in its primary insurance company was 8.5:1 and it was compliant with the Private Mortgage Insurers Eligibility Requirements (PMIERs), including the minimum available asset requirement of $400 million.

Conference Call and Webcast Details
NMI Holdings, Inc. will hold a conference call today, February 18, 2016, at 1:30 p.m. Pacific / 4:30 p.m. Eastern to discuss results for the quarter. The conference call will be broadcast live on the company’s website, on the "Events and Presentations" page of the "Investors" section at http://ir.nationalmi.com. The call may also be accessed by dialing (888) 734-0328 inside the U.S., or (914) 495-8578 for international callers using Conference ID: 26684423, or by referencing NMI Holdings, Inc. Investors and analysts are asked to dial-in ten minutes before the conference call begins.

About National MI
National Mortgage Insurance Corporation (National MI), a subsidiary of NMI Holdings, Inc. (NASDAQ: NMIH), is a U.S.-based, private mortgage insurance company enabling low down payment borrowers to realize home ownership while protecting lenders and investors against losses related to a borrower's default. To learn more, please visit www.nationalmi.com.

Cautionary Note Regarding Forward-Looking Statements
Certain statements contained in this press release or any other written or oral statements made by or on behalf of the Company in connection therewith may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (Securities Act), Section 21E of the Securities Exchange Act of 1934, as amended (Exchange Act), and the U.S. Private Securities Litigation Reform Act of 1995 (PSLRA). The PSLRA provides a "safe harbor" for any forward-looking statements. All statements other than statements of historical fact included in or incorporated by reference in this release are forward-looking statements, including any statements about our expectations, outlook, beliefs, plans, predictions, forecasts, objectives, assumptions or future events or performance. These statements are often, but not always, made through the use of words or phrases such as "anticipate," "believe," "can," "could," "may," "predict," "assume," "potential," "should," "will," "estimate," "plan," "project," "continuing," "ongoing," "expect," "intend" and similar words or phrases. All forward-looking statements are only predictions and involve estimates, known and unknown risks, assumptions and uncertainties that may turn out to be inaccurate and could cause actual results to differ materially from those expressed in them. Many risks and uncertainties are inherent in our industry and markets. Others are more specific to our business and operations. Important factors that could cause actual events or results to differ materially from those indicated in such statements include, but are not limited to: our ability to implement our business strategy, including our ability to attract and retain a diverse customer base and to achieve a diversified mix of business across the spectrum of our product offerings; changes in the business practices of the GSEs that may impact the use of private mortgage insurance; our ongoing ability to comply with the financial requirements of the PMIERs; our ability to maintain sufficient holding company liquidity to meet our short- and long-term liquidity needs; heightened competition for our mortgage insurance business from other private mortgage insurers and the FHA; adoption of new or changes to existing laws and regulations or their enforcement and implementation by regulators; changes to the GSEs' role in the secondary mortgage market or other changes that could affect the residential mortgage industry generally or mortgage insurance in particular; potential future lawsuits, investigations or inquiries or resolution of current inquiries; and general economic downturns and volatility. These risks and uncertainties also include, but are not limited to, those set forth under the heading "Risk Factors" detailed in Item 1A of Part I of our Annual Report on Form 10-K for the year ended December 31, 2014, as updated in Part II, Item 1A of our Quarterly Report on Form 10-Q for the quarter ended June 30, 2015. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. We caution you not to place undue reliance on any forward-looking statement, which speaks only as of the date on which it is made, and we undertake no obligation to publicly update or revise any forward-looking statement to reflect new information, future events or circumstances that occur after the date on which the statement is made or to reflect the occurrence of unanticipated events except as required by law.

Investor Contact
John M. Swenson
Vice President, Investor Relations and Treasury
(510) 788-8417
john.swenson@nationalmi.com

Press Contact
Mary McGarity

EXHIBIT 99.1

Strategic Vantage Mortgage Public Relations
(203) 513-2721
MaryMcGarity@StrategicVantage.com

EXHIBIT 99.1

Consolidated statements of operations	For the year ended December 31,
	2015	2014	2013
Revenues	(In Thousands, except for share data)
Net premiums written	$114,210	$34,029	$3,541
Increase in unearned premiums	(68,704)	(20,622)	(1,446)
Net premiums earned	45,506	13,407	2,095
Net investment income	7,246	5,618	4,808
Net realized investment gains	831	197	186
Other revenues	25	—	—
Total revenues	53,608	19,222	7,089
Expenses
Insurance claims and claims expenses	650	83	—
Underwriting and operating expenses	80,599	73,417	60,744
Total expenses	81,249	73,500	60,744
Other income (expense)
Gain (loss) from change in fair value of warrant liability	1,905	2,949	(1,529)
Gain from settlement of warrants	—	37	—
Interest expense	(2,057)	—	—
Loss before income taxes	(27,793)	(51,292)	(55,184)
Income tax benefit	—	(2,386)	—
Net loss	$(27,793)	$(48,906)	$(55,184)

Consolidated balance sheets	December 31, 2015	December 31, 2014
	(In Thousands)
Total investment portfolio	$559,235	$336,501
Cash and cash equivalents	57,317	103,021
Deferred policy acquisition costs, net	17,530	2,985
Software and equipment, net	15,201	11,806
Other assets	13,168	8,952
Total assets	$662,451	$463,265
Term loan	$143,939	$—
Unearned premiums	90,773	22,069
Reserve for insurance claims and claims expenses	679	83
Accounts payable and accrued expenses	22,725	10,646
Warrant liability	1,467	3,372
Deferred tax liability	137	137
Total liabilities	259,720	36,307
Total shareholders' equity	402,731	426,958
Total liabilities and shareholders' equity	$662,451	$463,265

EXHIBIT 99.1

New Insurance Written, Insurance in Force and Premiums

The table below shows primary and pool IIF, NIW and premiums written and earned.

Primary and pool IIF and NIW	As of and for the year ended
	December 31, 2015		December 31, 2014		December 31, 2013
	IIF	NIW	IIF	NIW	IIF	NIW
	(In Thousands)
Monthly	$6,957,788	$5,989,731	$1,400,893	$1,416,087	$24,558	$24,999
Single	7,866,138	6,434,425	1,968,771	2,035,267	137,173	137,173
Primary	14,823,926	12,424,156	3,369,664	3,451,354	161,731	162,172

Pool	4,237,842	—	4,721,674	—	5,089,517	5,171,664
Total	$19,061,768	$12,424,156	$8,091,338	$3,451,354	$5,251,248	$5,333,836

Primary and pool premiums written and earned	For the year ended
	December 31, 2015	December 31, 2014	December 31, 2013
	(In Thousands)
Net premiums written	$114,210	$34,029	$3,541
Net premiums earned	45,506	13,407	2,095
Portfolio Statistics
The table below shows primary NIW, IIF, RIF, policies in force, the weighted average coverage and loans in default, by quarter, for the last five quarters.

Primary portfolio trends	As of and for the quarter ended
	December 31, 2015	September 30, 2015	June 30, 2015	March 31, 2015	December 31, 2014
	(Dollars in Thousands)
New insurance written	$4,546,759	$3,632,740	$2,548,515	$1,696,142	$1,692,187
Insurance in force (1)	$14,823,926	$10,601,492	$7,190,414	$4,835,248	$3,369,664
Risk in force (1)	$3,586,462	$2,553,347	$1,715,442	$1,145,602	$801,561
Policies in force (1)	63,948	46,175	31,682	21,225	14,603
Weighted average coverage (2)	24.2%	24.1%	23.9%	23.7%	23.8%
Loans in default (count)	36	20	9	6	4
Risk in force on defaulted loans	$1,705	$962	$528	$350	$208

(1)	Reported as of the end of the period.

(2)	End of period RIF divided by IIF.
The table below reflects a summary of the change in total primary IIF for the years ended December 31, 2015 and 2014.

Primary IIF	For the year ended December 31,
	2015	2014
	(In Thousands)
IIF, beginning of period	$3,369,664	$161,731
NIW	12,424,156	3,451,354
Cancellations and other reductions	(969,894)	(243,421)
IIF, end of period	$14,823,926	$3,369,664

EXHIBIT 99.1

The table below reflects a summary of our primary IIF and RIF by book year.

Primary IIF and RIF	As of December 31, 2015		As of December 31, 2014
	IIF	RIF	IIF	RIF
	(In Thousands)
2015	$12,110,411	$2,932,035	$—	$—
2014	2,643,804	638,039	3,256,753	775,575
2013	69,711	16,388	112,911	25,986
Total	$14,823,926	$3,586,462	$3,369,664	$801,561
The tables below reflect our total primary IIF, RIF and average loan size, by FICO.

	As of December 31, 2015
Primary	IIF		RIF		Average primary loan size
	(Dollars in Thousands)
>= 740	$9,529,358	64.3%	$2,297,405	64.1%	$239
680 - 739	4,725,731	31.9	1,154,969	32.2	223
620 - 679	568,837	3.8	134,088	3.7	204
<= 619	—	—	—	—	—
Total	$14,823,926	100.0%	$3,586,462	100.0%

	As of December 31, 2014
Primary	IIF		RIF		Average primary loan size
	(Dollars in Thousands)
>= 740	$2,116,068	62.8%	$496,172	61.9%	$236
680 - 739	1,138,843	33.8	277,047	34.6	225
620 - 679	114,753	3.4	28,342	3.5	205
<= 619	—	—	—	—	—
Total	$3,369,664	100.0%	$801,561	100.0%

The table below reflects the percentage of our primary RIF by loan type.

Percentage of Primary RIF by loan type	As of December 31, 2015	As of December 31, 2014

Fixed	97.8%	95.5%
Adjustable rate mortgages:
Less than five years	—	0.1
Five years and longer	2.2	4.4
Total	100.0%	100.0%
As of December 31, 2015 and 2014, 100% of our pool risk-in-force was comprised of insurance on fixed rate mortgages.

EXHIBIT 99.1

The following table reflects the percentage and policy count of our RIF by LTV.

Total RIF by LTV	As of December 31, 2015		As of December 31, 2014
	% of Total RIF	Policy Count	% of Total RIF	Policy Count
Primary
95.01% and above	3.9%	2,641	0.5%	76
90.01% to 95.00%	54.2	30,165	54.4	6,832
85.01% to 90.00%	33.7	20,388	36.4	4,929
80.01% to 85.00%	8.2	10,752	8.7	2,765
80.00% and below	—	2	—	1
Total primary	100.0%	63,948	100%	14,603
Pool
80.00% and below	100.0%	18,955	100%	20,573
Total pool	100.0%	18,955	100%	20,573

Geographic Dispersion
The following tables show the distribution by state of our IIF and RIF, for both primary and pool insurance.

Top 10 primary IIF and RIF by state		IIF	RIF
As of December 31, 2015
1.	California	13.8%	12.9%
2.	Texas	6.5	6.8
3.	Virginia	5.3	5.2
4.	Florida	5.1	5.3
5.	Michigan	4.3	4.4
6.	Colorado	4.2	4.2
7.	Arizona	3.6	3.7
8.	Pennsylvania	3.6	3.7
9.	North Carolina	3.5	3.5
10.	New Jersey	3.4	3.1
	Total	53.3%	52.8%

Top 10 pool IIF and RIF by state		IIF	RIF
As of December 31, 2015
1.	California	28.3%	27.7%
2.	Texas	5.2	5.3
3.	Washington	3.9	3.9
4.	Colorado	3.8	3.8
5.	Massachusetts	3.7	3.7
6.	Illinois	3.7	3.7
7.	Virginia	3.6	3.6
8.	New York	2.9	2.9
9.	New Jersey	2.8	2.8
10.	Florida	2.8	2.8
	Total	60.7%	60.2%

EXHIBIT 99.1

Top 10 Primary IIF and RIF by State		IIF	RIF
As of December 31, 2014
1.	California	16.6%	16.3%
2.	Texas	6.2	6.6
3.	Michigan	4.8	4.7
4.	Florida	4.7	4.6
5.	Arizona	3.8	3.9
6.	Pennsylvania	3.7	3.7
7.	Ohio	3.6	3.8
8.	Virginia	3.6	3.5
9.	Colorado	3.5	3.5
10.	North Carolina	3.5	3.6
	Total	54.0%	54.2%

Top 10 Pool IIF and RIF by State		IIF	RIF
As of December 31, 2014
1.	California	28.6%	28.0%
2.	Texas	5.4	5.4
3.	Colorado	3.9	3.9
4.	Washington	3.9	3.8
5.	Massachusetts	3.7	3.6
6.	Virginia	3.7	3.7
7.	Illinois	3.7	3.7
8.	New York	2.8	2.8
9.	Florida	2.8	2.8
10.	New Jersey	2.8	2.8
	Total	61.3%	60.5%